Exhibit 99.1

                    ALBANY INTERNATIONAL ANNOUNCES VOLUNTARY
                            DELISTING FROM NYSE ARCA

         Albany, New York, December 21, 2006 - Albany International Corp. (NYSE:AIN) announced today that it plans to voluntarily withdraw its Class A Common Stock from listing on NYSE Arca, Inc., formerly the Pacific Exchange. Albany's Class A Common Stock will continue to be listed on the New York Stock Exchange.

         The decision was made to eliminate duplicative administrative requirements inherent with dual listings as a result of the NYSE Group's recent merger with Archipelago Holdings, the parent company of NYSE Arca. NYSE Arca will continue trading Albany's Class A Common Stock on an unlisted basis.

         Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,100 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.